701-7 Koehler Avenue, Suite 7 - Ronkonkoma, NY 11779
(631) 981-9700 - www.lakeland.com
FOR IMMEDIATE RELEASE

LAKELAND INDUSTRIES DECLARES A 10%
DIVIDEND PAYABLE IN STOCK

Ronkonkoma, NY, June 29, 2006 - Lakeland Industries, Inc. (NASDAQ:LAKE) a leading manufacturer of industrial protective clothing today announced that it would award a 10% dividend in common stock.

The measure is expected to further broaden Lakeland’s shareholder base by making the stock more affordable for individual investors by making it easier for them to purchase stock in round lots. This dividend will further increase the number of shares issued and outstanding, which management believes will aid in increased liquidity and trading volume. The Record Date for the above announced stock dividend will be August 1, 2006. The payable date for the dividend will be September 1, 2006. Therefore, the Ex-Dividend date should be set by NASDAQ on July 29, 2006; with one (1) share issued for every 10 shares held by a stockholder on the ex-dividend date. Any fractional shares will be half adjusted.

To illustrate, if the closing price of Lakeland’s stock is $16 per share on September 1, 2006, the opening price on September 5, 2006 will be approximately $14.40. While the dividend will increase the number of shares owned by 10%, the price per share will be reduced by approximately 10%, immediately after the payable date. Of course, market factors will influence the price before and after the dividend is payable.

For questions pertaining to the stock split, dividends, etc.
Please contact Investors Relations at the
Registrar and Transfer Company
10 Commerce Drive, Cranford, NJ 07016
1-800-368-5948

For more information concerning Lakeland, please visit us at: www.lakeland.com or call Investor Relations: Christopher J. Ryan at 631-981-9700 or e-mail CJRyan@lakeland.com.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Forward-looking statements involve risks, uncertainties and assumptions as described from time to time in Press Releases and 8-K(s), registration statements, annual reports and other periodic reports and filings filed with the Securities and Exchange Commission. All statements, other than statements of historical facts, which address Lakeland’s expectations of sources of capital or which express the Company’s expectation for the future with respect to financial performance or operating strategies can be identified as forward-looking statements. As a result, there can be no assurance that Lakeland’s future results will not be materially different from those described herein as “believed,” “anticipated,” “estimated” or “expected,” which words reflect the current view of the Company with respect to future events. We caution readers that these forward-looking statements speak only as of the date hereof. The Company hereby expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events conditions or circumstances on which such statement is based.